EXHIBIT 10.1

REPURCHASE AGREEMENT

This Repurchase Agreement (“Agreement”), effective as of the date last executed below, is entered into by and between Langley Park Investment Trust, PLC (“Langley”) and Newport International Group, Inc. (“Newport”) (collectively, the “Parties”).

RECITALS

A.           On July 6, 2004, Langley purchased 5,882,352 shares of Newport common stock (the “NWPO Stock”) in exchange for 6,484,840 shares of Langley common stock (the “LPI Stock”) pursuant to the terms and conditions of a Stock Purchase Agreement by and between the Parties (the “Purchase Agreement”).

B.           On or about July 19, 2006, Newport sold 3,242,420 shares of LPI Stock for approximately $642,117.46, paying commissions of approximately $3,400, for net proceeds in the amount of $638,717.46 (the “Net Proceeds”).

C.           Pursuant to the terms of the Purchase Agreement, Langley currently holds the certificates representing its shares of NWPO Stock. The certificate representing Newport’s remaining shares of LPI Stock remains in escrow pursuant to the Purchase Agreement and an Escrow Agreement dated as of July 6, 2004 (“Escrow Agreement”) between Newport, Langley and Gottbetter & Partners, LLP (“Gottbetter”).

D.           Newport currently wishes to repurchase the NWPO Stock from Langley, in exchange for (i) the LPI Stock, (ii) the Net Proceeds, and (iii) a warrant giving Langley the option to purchase 3,000,000 shares of Newport common stock for a period of two years at a strike price of $1.00, subject to certain sale restrictions set forth therein.

NOW, THEREFORE, in consideration of the foregoing, and as consideration for the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, the Parties agree as follows:

1.	Repurchase of Securities.

1.1          Purchase Price and Sale of Securities. Upon the terms and conditions of this Agreement, Langley shall sell to Newport, and Newport shall purchase from Langley the NWPO Stock. In exchange therefor, Newport shall (a) sell to Langley the LPI Stock, (b) pay to Langley the Net Proceeds (the “Cash Payment”) and (c) issue to Langley a Warrant in the form attached hereto as Exhibit A (the “Warrant” and collectively, the “Purchase Price”).

1.2          Langley Deliverables. As soon as practicable following the execution of this Agreement, and in any event, prior to the Closing Date (as defined below), Langley shall: (a) deposit with the Law Offices of Robert A. Philipson (the “Escrow Agent”) all stock certificate(s) and other certificates representing the NWPO Stock, duly endorsed for transfer by Langley to Newport, together with all other instruments that are reasonably requested by Newport to vest in Newport good and marketable title in and to the NWPO Stock; and (b) deposit with the Escrow Agent a promissory note payable to Newport in the sum of £32,424 as provided in the Amendment

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to Escrow Agreement executed concurrently herewith (the “Langley Note”) (collectively, the “Langley Deliverables”).

1.3          Newport Deliverables. As soon as practicable following the execution of this Agreement, and in any event, prior to the Closing Date (as defined below), Newport shall: (a) deposit with the Escrow Agent the Warrant and the Cash Payment; (b) deposit with the Escrow Agent a promissory note payable to Langley in the sum of £32,424 as provided in the Amendment to Escrow Agreement executed concurrently herewith (the “Newport Note”); and (c) deposit with the Escrow Agent the sum of $50,000 in cash, along with a certificate representing 150,000 shares of Newport common stock in the name of Langley Park Investment Trust, PLC (the “Ulrich Deposit”) (collectively, the “Newport Deliverables”).

1.4          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Escrow Agent at 100 Wilshire Blvd., Suite 200, Santa Monica, CA 90401 at 4:00 p.m. local time, on May 26, 2006 (the “Closing Date”).

2.	Duties and Obligations of the Escrow Agent.

2.1          General Duties. The Escrow Agent shall have the general duties and obligations set forth in paragraph 3 of the Escrow Agreement, insofar as the same may be applicable hereto.

2.2          Deliveries to Newport. At the Closing, the Escrow Agent shall deliver to Newport all stock certificate(s) and other certificates representing the NWPO Stock, duly endorsed for transfer by Langley to Newport.

2.3          Deliveries to Langley. Immediately following the Closing, the Escrow Agent shall deliver the Cash Payment and the Warrant to Langley.

2.4          Deliveries to Gottbetter. Immediately following the Closing, the Escrow Agent shall deliver the Langley Note and the Newport Note to Gottbetter, in accordance with the provisions of the Amendment to Escrow Agreement executed concurrently herewith. If the original signed Langley Note or the original signed Newport Note is not available on or before the Closing Date, a facsimile copy or Adobe .pdf copy of the Langley Note or the Newport Note may delivered to the Escrow Agent in lieu of the original and will be treated for all purposes as the original, until the Escrow Agent receives the original(s) and sends the original(s) to Gottbetter. Upon receipt by Gottbetter of the original Newport Note or Langley Note, the original(s) will supersede and replace any copy or copies thereof.

2.5          Distribution and Return of the Ulrich Deposit. The Escrow Agent shall distribute and/or return the Ulrich Deposit as set forth in Section 6 below.

3.	Additional Representations of the Parties

3.1          Representations of Langley. Langley hereby represents and warrants to Newport that: (a) Langley is the record owner of the NWPO Stock, free and clear of all liens, pledges, encumbrances, claims, security interests, options and charges, and Langley has full legal right, power, authority and capacity to sell, transfer and deliver the NWPO Stock to Newport in accordance with the terms and provisions of this Agreement; (b) upon signing this Agreement by the Parties, title to the NWPO shall pass to Newport free and clear of any pledge, lien, security

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interest, encumbrance, claim, option or charge of any kind, subject only to the payment of the Purchase Price in accordance with the terms hereof; (c) Langley has all the necessary power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement; (d) Langley did not rely on any information or statements (whether oral or written) in connection with the sale of the NWPO Stock, and (e) the execution of this Agreement and the performance and consummation of the transaction contemplated by this Agreement will not conflict with or violate or constitute a default under any contract or other instrument to which Langley is a party or by which Langley is bound. All representations, warranties, acknowledgments, covenants and agreements made by Langley in this Agreement shall survive the date hereof.

3.2          Representations of Newport. Newport hereby represents and warrants to Langley that: (a) Newport is the record owner of the LPI Stock, free and clear of all liens, pledges, encumbrances, claims, security interests, options and charges, and Newport has full legal right, power, authority and capacity to sell, transfer and deliver the LPI Stock to Langley in accordance with the terms and provisions of this Agreement; (b) upon signing this Agreement by the Parties, title to the LPI Stock shall pass to Langley free and clear of any pledge, lien, security interest, encumbrance, claim, option or charge of any kind, subject only to the transfer of title to the NWPO Stock in accordance with the terms hereof; (c) NWPO has all the necessary power and authority to enter into this Agreement and to consummate the transaction contemplated by this Agreement; (d) Newport did not rely on any information or statements (whether oral or written) in connection with payment of the Purchase Price, and (e) the execution of this Agreement and the performance and consummation of the transaction contemplated by this Agreement will not conflict with or violate or constitute a default under any contract or other instrument to which Newport is a party or by which Newport is bound. All representations, warranties, acknowledgments, covenants and agreements made by Newport in this Agreement shall survive the date hereof.

4.            Wire Transfer Instructions. For purposes of depositing the Cash Payment and the cash portion of the Ulrich Deposit with the Escrow Agent, Newport shall wire said funds to the following account:

Wells Fargo Bank, N.A.

ABA Routing No.: 121000248

SWIFT Code: WFBIUS6S

Account Name: Law Offices of Robert A. Philipson

Client Attorney Trust

Account No.: 061-0076820

5.	Mutual Releases

In consideration of (1) the execution of this Agreement, and (2) the undertakings agreed to herein,

5.1	Newport Releases.

(a)   Newport covenants not to sue, acknowledges full and complete satisfaction of, and releases, remises and forever discharges Langley and its principals (whether disclosed or undisclosed), shareholders, affiliates, predecessors, successors in interest, transferees, assigns and representatives, and its and their respective past and present directors, officers, agents, employees,

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representatives, attorneys, parents, subsidiaries, and predecessor and successor corporations (the “Released Langley Parties”), of and from any and all claims, demands, manner of actions, causes of action, contracts, obligations, agreements, liens, suits, debts, judgments, orders, damages, liabilities, losses, costs and expenses of every kind, nature, type, description or character, in law, equity or otherwise, whether based on contract, tort or common law principles or on statutory remedies, whether known or unknown and whether liquidated or non-liquidated (collectively, “Newport Claims”), that Newport now holds, or has ever held, against Langley and/or any of the other Released Langley Parties, including, without limitation, Newport Claims in connection with the Purchase Agreement, the purchase and sale of the Langley Stock, and/or the purchase and sale of the Newport Stock, except for Langley’s obligation to deliver the Newport Stock under this Agreement.

5.2          Langley Releases. Langley covenants not to sue, acknowledges full and complete satisfaction of, and releases, remises and forever discharges Newport and its principals (whether disclosed or undisclosed), shareholders, affiliates, predecessors, successors in interest, transferees, assigns and representatives, and its and their respective past and present directors, officers, agents, employees, representatives, attorneys, parents, subsidiaries, and predecessor and successor corporations (the “Released Newport Parties”), of and from any and all claims, demands, manner of actions, causes of action, contracts, obligations, agreements, liens, suits, debts, judgments, orders, damages, liabilities, losses, costs and expenses of every kind, nature, type, description or character, in law, equity or otherwise, whether based on contract, tort or common law principles or on statutory remedies, whether known or unknown and whether liquidated or non-liquidated (collectively, “Langley Claims”), that Langley now holds, or has ever held, against Newport and/or any of the other Released Newport Parties, including, without limitation, Langley Claims in connection with the Purchase Agreement, the purchase and sale of the Langley Stock, and/or the purchase and sale of the Newport Stock, except with respect to the Ulrich Deposit and Newport’s obligation to pay the Purchase Price.

5.3          Claims Involving Mads Ulrich Not Released. Notwithstanding the foregoing general release of Newport Claims or Langley Claims, and subject to Section 6 below, nothing in this Section 5 shall apply in any way to release or discharge any claims, demands, manner of actions, causes of action, contracts, obligations, agreements, liens, suits, debts judgments orders, damages, liabilities losses, costs or expenses that Newport or Langley has or may have now or in the future against Mads Ulrich or any entity owned or controlled by Mads Ulrich, including, without limitation, First Fidelity Capital, Inc. and E-Holdings, Inc. (collectively, “Ulrich”).

5.4          Waiver of Section 1542 Protections. The Parties expressly waive the provisions of California Civil Code section 1542 which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

6.	Claims Involving Ulrich.

(a)   Newport shall file any claims or causes of action it may have against Ulrich on or before December 1, 2006, and shall notify Langley when any such claims or causes of action are filed.

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(b)   If Newport files no claims or causes of action against Ulrich on or before December 1, 2006, then, notwithstanding Section 5.3 above, any claim or cause of action that Newport could have filed against Ulrich shall be automatically released, and Ulrich will be considered a Released Langley Party for purposes of this Agreement as of that date.

(c)   If Newport files any claim or cause of action against Ulrich on or before December 1, 2006, then Ulrich shall not be considered a Released Langley Party at any time.

(d)   If Newport has filed no claims or causes of action against Ulrich on or before December 1, 2006, then it shall so notify Langley. Following its receipt of such notification, Langley shall have up to 30 days to obtain reasonable assurances from Newport and third-parties that Newport in fact filed no such claims or causes of action against Ulrich on or before December 1, 2006. Unless Langley reasonably believes that Newport filed a claim or causes of action against Ulrich before December 1, 2006, then Langley must authorize the Escrow Agent to return the entire Ulrich Deposit to Newport on or before December 31, 2006.

(e)   If Newport files any claim or cause of action against Ulrich on or before December 1, 2006, then Newport shall indemnify Langley against any legal fees or costs it may incur in connection with such claims or causes of action, in any amount up to and including $100,000.

(f)    The Escrow Agent is hereby authorized to use the cash portion of the Ulrich Deposit to pay Langley’s legal fees and/or costs incurred in connection with any claim or cause of action Newport files against Ulrich on or before December 1, 2006, and, if no cash portion of the Ulrich Deposit remains, to cause up to $50,000 worth of the Newport stock included in the Ulrich Deposit to be sold to pay such fees and/or costs.

(g)   The Escrow Agent will immediately return to Newport any amount of stock valued in excess of $50,000 at the time the Newport stock is sold to cover Langley’s legal fees and costs.

(h)   If Newport has filed any claim or cause of action against Ulrich on or before December 1, 2006, then the Escrow Agent shall retain the Ulrich Deposit and may make distributions up to $100,000 to cover Langley’s legal fees and costs until such time as Newport obtains a final judgment or settlement with Ulrich.

(i)    At such time as Newport reaches a final judgment or settlement with Ulrich, Newport shall immediately notify Langley of that fact. Upon the receipt by Langley of reasonable documentation demonstrating that Newport has reached a final judgment or settlement with Ulrich, Langley will instruct the Escrow Agent to return any unused portion of the Ulrich Deposit to Newport immediately.

7.	Miscellaneous.

7.1          Opportunity to Consult with Counsel. Newport and Langley each acknowledge that they have been advised to carefully consider all of the provisions in this Agreement before signing. The Parties acknowledges that they have had the opportunity to retain separate counsel before signing this Agreement and to be advised as to the consequences of this Agreement by such counsel. The Parties have carefully read and fully understand this Agreement, have had the opportunity to consult with counsel and are voluntarily entering into this Agreement. The Parties

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acknowledge and agree that they were given sufficient time and opportunity to review and consider the terms hereof before executing this Agreement.

7.2          Entire Agreement. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties. There is no other agreement, written or oral, express or implied, between the Parties with respect to the subject matter of this Agreement, except this Agreement. This Agreement may only be modified in a writing signed by all Parties. This Agreement shall be governed by the laws of New York and the provisions of paragraph 5.8 of the Purchase Agreement shall apply.

7.3          Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

7.4          Severability. In the event any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

7.5          Recitals. The Recitals set forth at the beginning of this Agreement are hereby incorporated into and made a part of this Agreement.

7.6          Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The Parties waive any statute or rule of law to the contrary.

7.7          Time of the Essence. Time is of the essence in the performance of this Agreement. This Agreement shall terminate and be of no further force and effect if the Langley Deliverables and Newport Deliverables are not delivered to the Escrow Agent on or before the Closing Date, provided that the parties or their agents have not otherwise agreed in writing.

7.8          Further Assurances. At any time and from time to time after the Closing, at the request of any party and without further consideration, each party hereto shall execute and deliver, or cause to be executed and delivered, such documents and other instruments and take such further actions as may reasonably be required or desirable to carry out the provisions hereof and confirm, complete or better consummate the transactions contemplated by this Agreement.

7.9          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon and all of which shall together constitute one and the same instrument. All counterparts shall be delivered to the Escrow Agent in the original, via facsimile or as an Adobe .pdf file, on or prior to the Closing Date.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

Langley Park Investment Trust, PLC	Newport International Group, Inc.

By: /s/ Colin Lumley	By: /s/ Cery Perle
Name: Colin Lumley	Name: Cery Perle
Its: Administrative Director	Its: Chief Executive Officer

Agreement by Escrow Agent:

Agreed, with respect to Sections 1.3, 1.4, 2 and 6 only.

Law Offices of Robert A. Philipson

By: /s/ Robert A. Philipson

Name: Robert A. Philipson, Esq.

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